Exhibit 99(a)(8)

October 6, 2008

Press Release

SHIONOGI AND SCIELE ANNOUNCE SUCCESSFUL TENDER OFFER AND
COMMENCEMENT OF SUBSEQUENT OFFERING

Osaka, Japan and Atlanta, GA— On October 6, 2008, Shionogi & Co., Ltd. (“Shionogi”) and Sciele Pharma, Inc. (“Sciele”) (NASDAQ: SCRX) announced the successful completion of the tender offer by Shionogi’s indirect wholly owned subsidiary, Tall Bridge, Inc. (“Purchaser”), to acquire all outstanding shares of common stock of Sciele for $31.00 per share.  The initial offering period expired, as scheduled, at 12:00 midnight, New York City time, on Friday, October 3, 2008.  The depositary for the tender offer has advised Shionogi that, as of the expiration of the initial offering period, a total of approximately 27,134,821 shares (excluding shares tendered through notices of guaranteed delivery) were validly tendered to Purchaser and not withdrawn, representing approximately 85.44% of the shares outstanding.  Additional shares were tendered through notices of guaranteed delivery.  Purchaser has accepted all shares that were validly tendered during the initial offering period.  Payment for such shares will be made promptly, in accordance with the terms of the offer.

Shionogi also announced that Purchaser will provide a subsequent offering period for all remaining shares of Sciele common stock to permit stockholders who have not yet tendered their shares to do so.  This subsequent offering period will expire at 5:00 p.m., New York City time, on Wednesday, October 8, 2008.  The same $31.00 per share cash consideration offered during the initial offering period will be paid to holders of Sciele’s common stock who tender their shares during the subsequent offering period.  The procedures for tendering shares during the subsequent offering period are the same as during the initial offering period, except that (i) the guaranteed delivery procedures may not be used during the subsequent offering period and (ii) shares tendered during the subsequent offering period may not be withdrawn.

Additional Information and Where to Find It
THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SCIELE’S COMMON STOCK. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER RELATED TENDER OFFER MATERIALS) THAT WAS FILED BY TALL BRIDGE, INC. WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) ON SEPTEMBER 8, 2008. THESE MATERIALS, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. INVESTORS AND STOCKHOLDERS CAN OBTAIN A FREE COPY OF THESE MATERIALS AND OTHER DOCUMENTS FILED BY TALL BRIDGE, INC. WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. THE TENDER OFFER MATERIALS MAY ALSO BE OBTAINED FOR FREE BY CONTACTING THE INFORMATION AGENT FOR THE TENDER OFFER, GEORGESON, AT 1-212-440-9800 FOR BANKS AND BROKERS AND 1-800-334-9586 FOR SHAREHOLDERS AND ALL OTHERS, OR BY WRITING TO 199 WATER STREET, 26TH FLOOR, NEW YORK, NY 10038.

About Shionogi & Co., Ltd.
Shionogi & Co., Ltd. is a major research-driven Japanese pharmaceutical manufacturer. The company’s primary businesses are research and development, manufacturing, marketing, and import and export sales of pharmaceuticals and diagnostics. Shionogi follows a basic policy of continually providing the superior medicines essential to people’s health. For more details, please visit www.shionogi.co.jp

About Sciele Pharma, Inc.
Sciele Pharma, Inc. is a pharmaceutical company specializing in sales, marketing and development of branded prescription products focused on the therapeutic areas of Cardiovascular, Diabetes, Women's Health and Pediatrics. The Company's Cardiovascular and Diabetes products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina and Type 2 diabetes; its Women's Health products are designed to improve the health and well-being of women and mothers and their babies; and its Pediatrics products treat allergies, asthma, coughs and colds, and attention deficit and hyperactivity disorder (ADHD). The Company was founded in 1992 and is headquartered in Atlanta, Georgia. The Company employs more than 1,000 people. The Company's success is based on placing the needs of patients first, improving health and quality of life, and implementing its business platform – an Entrepreneurial Spirit, Innovation, Execution Excellence, Simplicity, and Teamwork.  For more information on Sciele, please visit www.sciele.com.

Inquiries:
Sciele Pharma, Inc.
Joseph T. Schepers, 678-341-1401
ir@sciele.com

Shionogi & Co., Ltd.
Corporate Communications Department,
toiawase@shionogi.co.jp